Free Writing Prospectus

Filed Pursuant To Rule 433

Registration No. 333-229381

April 10, 2019

State Street Global Advisors. SPDR As of 03/31/2019 SPDR® Gold MiniSharesSM Trust GLDM Intraday NAV Ticker Fund Inception Date The Price of Gold GLDMIV 06/25/2018 The spot price for gold bullion is determined by market forces Index Ticker Objective in the 24-hour global over-the-counter (OTC) market for gold. N/A The investment objective of SPDR® Gold The OTC market accounts for most global gold trading, and MiniSharesSM Trust (GLDMSM) is for the Shares of prices quoted reflect the information available to the market at GLDM to reflect the performance of the price of gold any given time. The price, holdings, and net asset value of the bullion, less GLDM’s expenses. Gold Shares, as well as market data for the overall gold bullion market, can be tracked daily at www.spdrgoldshares.com. Total Return Cumulative NAV (%) MARKET VALUE (%) LBMA Gold Price PM (%) QTD 1.03 0.70 1.28 YTD 1.03 0.70 1.28 Annualized 1 Year N/A N/A N/A 3 Year N/A N/A N/A 5 Year N/A N/A N/A Since Fund Inception 2.65 2.62 2.79 (%) Gross Expense Ratio‡ 0.18 Performance quoted represents past performance, which is no guarantee of future results. Investment return and principal value will fluctuate, so you may have a gain or loss when shares are sold. Current performance may be higher or lower than that quoted. Visit spdrs.com for most recent month-end performance. Performance of an index is not illustrative of any particular investment. It is not possible to invest directly in an index. Advantages Easily Accessible Listed on the NYSE Arca. Transparent There exists a 24-hour global over-the-counter market for Secure The MiniShares represent fractional, undivided interests in gold bullion, which provides readily available market data. the Trust, the sole assets of which are physical gold bullion The price, holdings and net asset value of the MiniShares, and, from time to time, cash. as well as market data for the overall gold bullion market, can be tracked daily at www.spdrgoldshares.com. Cost Effective For many investors, the transaction costs related to the Flexible MiniShares are listed on the NYSE Arca (Ticker: GLDM) MiniShares are expected to be lower than the costs and trade the same way ordinary stocks do. It is possible associated with the purchase, storage and insurance of to buy or sell MiniShares continuously throughout the physical gold. trading day on the exchange at prices established by the Liquid Structure allows for baskets to be created and redeemed market. Additionally, it is possible to place market, limit according to market demand, creating liquidity. and stop-loss orders for MiniShares. ‡The gross expense ratio is the Trust’s annual operating expense ratio. See the Trust’s most recent prospectus for a definition of Trust expenses. spdrs.com

SPDR® Gold MiniSharesSM Trust As of 03/31/2019 State Street Global Advisors Key Facts Management Ticker Symbol GLDM Sponsor WGC USA Asset Management Company, LLC CUSIP 98149E204 Gold Custodian ICBC Standard Bank Plc Exchange NYSE ARCA EXCHANGE Marketing Agent State Street Global Advisors Funds Dis-tributors Distributors Short Sale Eligible Yes tributors, LLC Margin Eligible Yes Administrator BNY Mellon Asset Servicing, a division of The Bank of New York Mellon Important risk information Investing involves risk, and you could lose money on an investment in GLDM. ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or below the ETFs’ net asset value. Brokerage commissions and ETF expenses will reduce returns. Commodities and commodity-index linked securities may be affected by changes in overall market movements, changes in interest rates, and other factors such as weather, disease, embargoes, or political and regulatory developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities. Frequent trading of ETFs could significantly increase commissions and other costs such that they may offset any savings from low fees or costs. Diversification does not ensure a profit or guarantee against loss. Investing in commodities entails significant risk and is not appropriate for all investors. Important Information Relating to SPDR® Gold MiniSharesSM Trust (“GLDMSM”): The World Gold Trust has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the World Gold Trust has filed with the SEC for more complete information about GLDM and this offering. Please see the GLDM prospectus for a detailed discussion of the risks of investing in GLDM shares. When distributed electronically, the GLDM prospectus is available by clicking here. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053. GLDM is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of GLDM do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA. GLDM shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLDM shares relates directly to the value of the gold held by GLDM (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLDM does not generate any income, and as GLDM regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time to that extent. The World Gold Council name and logo are a registered trademark and used with the permission of the World Gold Council pursuant to a license agreement. The World Gold Council is not responsible for the content of, and is not liable for the use of or reliance on, this material. World Gold Council is an affiliate of GLDM’s sponsor. MiniSharesSM and GLDMSM are service marks of WGC USA Asset Management Company, LLC used with the permission of WGC USA Asset Management Company, LLC. For more information, please contact the Marketing Agent for GLDM: State Street Global Advisors Funds Distributors, LLC, One Iron Street, Boston, MA, 02210; T: +1 866 320 4053 spdrgoldshares.com Not FDIC Insured No Bank Guarantee May Lose Value Tracking Number: 2456232.1.1.AM.RTL Expiration Date: 07/31/2019 ETF-GLDM 20190403/14:05

SPDR® Gold MiniSharesSM Trust (the “Fund”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offerings to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the Fund has filed with the SEC for more complete information about the Fund and these offerings. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Fund or any authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053.